                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


            REVLON REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

                         Significant Progress Continues


NEW YORK, February 12, 2004 - Revlon, Inc. (NYSE: REV) today announced results for the fourth quarter and full year ended December 31, 2003. The Company indicated that significant progress was made in 2003 to strengthen the business and position the Company to achieve its objective of long-term profitable growth.

                                 2003 HIGHLIGHTS

     o    Achieved Adjusted EBITDA(1) of $64 million in the fourth quarter;

     o Meaningfully improved the Company's operating profitability and margins;

     o Delivered full-year net sales growth of 16% (net sales increased 9% excluding the impact of growth plan-related charges);

     o Outperformed the growth of the color cosmetics category(2) for Revlon and Almay combined, achieving market share growth for the first time in five years;

     o Led innovation in the color cosmetics category with the most new products ranked in the 2003 ACNielsen(2) Top 20;

     o    Secured important retail space gains for 2004; and

     o    Strengthened the capability of the Revlon organization.



Earlier today the Company also announced in a separate press release a plan to dramatically strengthen its balance sheet by significantly increasing equity and reducing debt. This will be accomplished through a refinancing plan involving a debt for equity exchange and the potential for additional equity offerings. The Company indicated that the plan, which has been agreed and committed to by Ronald O. Perelman, Revlon's principal shareholder, and Fidelity Management & Research Co., targets debt reduction of approximately $930 million, approximately $780 million of which is targeted to be reduced in the first quarter of 2004.

Commenting on the Company's 2003 performance, Revlon President and Chief Executive Officer Jack Stahl stated, "We made significant progress in 2003 to strengthen our brands, grow our business with our retail customers, and build our organization. The investments that we have made over the past 18 months to reenergize our brands and strengthen our overall business are beginning to benefit us meaningfully and have been recognized by many of our key customers in the form of incremental space for 2004. Our progress now enables us to attract resources to dramatically strengthen our balance sheet by increasing equity and reducing debt. While we have much work to do, we believe that the combination of our business-building initiatives and balance sheet strengthening efforts will put us in position to again deliver stronger results in 2004 and beyond."

The Company's growth plan, the implementation of which was accelerated in the fourth quarter of 2002, involves, among other things, increasing the effectiveness of the Company's advertising and in-store promotional marketing, increasing the effectiveness of its in-store wall displays, discontinuing select products and adjusting prices on several others, and further strengthening the Company's new product development process and other organizational capabilities to accelerate the execution of the plan.

The Company will host a conference call with members of the investment community on February 12, 2004 at 10:30 AM EST to discuss the results of the fourth quarter and full year. Access to the call is available to the public at www.revloninc.com, in the Investor Relations section, under Events Calendar. A copy of the press release and related information will be available in the Investor Relations section of the Company's website, under Press Releases and Financial Reports, respectively.

                             FOURTH QUARTER RESULTS

Net sales in the fourth quarter of 2003 advanced 73% to $368.5 million, compared with net sales of $212.6 million in the fourth quarter of 2002. This growth primarily reflected significantly lower returns and allowances, stemming from the impact of growth plan charges taken in 2002 and lower regular business returns and allowances in 2003, as well as favorable foreign currency translation. Excluding growth plan-related returns and allowances, net sales advanced approximately 26% versus last year, with favorable foreign currency translation contributing approximately six points of the growth.

In North America(3), net sales for the quarter grew 117% to $248.8 million, versus $114.7 million in the fourth quarter of 2002. This performance was primarily driven by dramatically lower returns and allowances, largely stemming from growth plan charges taken in the fourth quarter of 2002 and lower regular business returns and allowances in the current quarter. Excluding growth plan-related returns and allowances, net sales in the current quarter advanced approximately 31%, primarily due to lower regular business returns and allowances, sales growth of color cosmetics, and higher licensing revenues.

In International, net sales grew 22% to $119.7 million, versus $97.9 million in the fourth quarter of 2002. This growth primarily reflected the impact of favorable foreign currency translation and lower returns and allowances, largely stemming from growth plan charges taken in the year-ago period. Excluding growth plan-related returns and allowances, International net sales grew approximately 16% versus year-ago, with favorable foreign currency translation contributing 15 points of the growth.

Operating income in the quarter was $36.5 million, versus an operating loss of $136.8 million in the fourth quarter of 2002, and Adjusted EBITDA in the current quarter was $63.6 million, compared with Adjusted EBITDA of a negative $110.4 million in the same period last year. This performance primarily reflected the impact of an approximate $100 million reduction versus year-ago in growth plan charges, as well as significantly lower regular business returns and allowances, the benefit of favorable foreign currency translation, and higher licensing revenues.

Operating income in the current quarter included charges totaling $5.4 million for restructuring and additional consolidation costs, while the fourth quarter of 2002 included growth plan charges of approximately $100 million, as well as charges totaling $5.6 million for restructuring, additional consolidation costs and executive severance. Similarly, Adjusted EBITDA in the current quarter included charges totaling $5.1 million for restructuring, while Adjusted EBITDA in 2002 included growth plan charges of approximately $100 million, as well as charges totaling $5.4 million for restructuring and executive severance.

Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and which is reconciled to the Company's most directly comparable GAAP measures, net loss and cash flow from or used for operating activities, in the accompanying financial tables. Also provided in the accompanying financial tables is a reconciliation of reported net sales to net sales excluding growth plan charges(4).

The Company indicated that charges associated with its growth plan have totaled approximately $135 million to date, including $104 million recorded in 2002. The Company further indicated that it does not anticipate any additional charges associated with the acceleration of its growth plan, which the Company previously estimated would not exceed $160 million over the 2002 to 2004 period.

Net loss in the fourth quarter was $12.6 million, or $0.18 per diluted share, compared with a net loss of $179.4 million, or $3.36 per diluted share, in the fourth quarter of 2002. Cash flow from operating activities in the fourth quarter of 2003 was $17.5 million, compared with cash flow used for operating activities of $1.4 million in the fourth quarter of 2002.

The Company indicated that at the end of the quarter it had unutilized borrowing capacity and unrestricted cash of approximately $92 million, excluding the additional $125 million of senior unsecured loans from MacAndrews & Forbes that recently received bank and Board approval. As of February 9, 2004, the Company had unutilized borrowing capacity and unrestricted cash of approximately $182 million, including the $125 million of senior unsecured loans from MacAndrews & Forbes.

                                FULL-YEAR RESULTS

Net sales advanced 16% to $1,299 million for the full year of 2003, compared with net sales of $1,119 million in 2002. This growth was driven by both North America and International and largely reflected significantly lower returns and allowances stemming from the impact of growth plan charges taken in 2002 and lower regular business returns and allowances in 2003, as well as the impact of favorable foreign currency translation and sales growth of color cosmetics. Excluding growth plan-related returns and allowances, net sales for the year grew 9% versus last year, with favorable foreign currency translation contributing approximately three points of the growth.

In North America, net sales of $890.6 million in 2003 grew 17% versus net sales of $760.1 million in 2002. Excluding growth plan-related returns and allowances, North America net sales advanced approximately 8% versus year-ago, primarily due to lower regular business returns and allowances and growth of color cosmetics, partially offset by lower full-year licensing revenues.

International net sales of $408.7 million advanced 14% versus net sales of $359.3 million in the year-ago period. This growth primarily reflected the benefit of favorable foreign currency translation, strength in several key markets around the world, and lower returns and allowances largely stemming from growth plan charges taken in 2002. Excluding growth plan-related returns and allowances, International net sales grew approximately 12% in 2003, with favorable foreign currency translation contributing approximately nine points of the growth.

Operating income for the full year of 2003 was $21.3 million, versus an operating loss of $114.9 million in 2002. This improvement primarily reflected an approximate $73 million reduction in growth plan charges in the current year, significantly lower regular business returns and allowances, and the benefits of favorable foreign currency translation, higher volume, lower restructuring and consolidation costs, and reduced display amortization. Partially offsetting these positive factors were higher brand support and increased general and administrative expenses.

Operating income in 2003 included approximately $31 million of charges associated with the Company's growth plan, as well as charges totaling $6.9 million for restructuring and additional consolidation costs, while the full year of 2002 included approximately $104 million of charges associated with the Company's growth plan, as well as charges totaling approximately $24.6 million for restructuring, additional consolidation costs, and executive severance.

Adjusted EBITDA in 2003 was $122.2 million, compared with Adjusted EBITDA of a negative $6.3 million in 2002. Adjusted EBITDA in 2003 included approximately $29 million of charges associated with the Company's growth plan, as well as charges totaling $6.0 million for restructuring, while Adjusted EBITDA in 2002 included approximately $103 million of expenses associated with the Company's growth plan, as well as charges totaling $23.8 million for restructuring, additional consolidation costs and executive severance. Excluding the aforementioned growth plan and other charges, Adjusted EBITDA in 2003 was $157 million, up approximately 30% versus Adjusted EBITDA of $121 million in 2002.

Net loss in 2003 was $153.8 million, or $2.47 per diluted share, compared with a net loss of $286.5 million, or $5.36 per diluted share, in 2002. Cash flow used for operating activities in 2003 was $166.4 million, compared with cash flow used for operating activities of $112.3 million in 2002.


                            U.S. MARKETPLACE RESULTS

The Company indicated that, according to ACNielsen, color cosmetics market share for the year advanced 0.3 percentage points for the Revlon and Almay brands combined, marking the first such increase recorded by these two businesses since 1998. The Company further indicated that, after years of trailing category growth rates by an average of some 10 percentage points, Revlon and Almay retail consumption combined outpaced category growth by 1.1 points in 2003, following the achievement of growth in line with the category in 2002.

In addition, the Company led innovation in the color cosmetics category in 2003, with the most new products ranked in the ACNielsen Top 20 New Products list. Specifically, for the year, Revlon and Almay held eight of the Top 20 new color cosmetics products, including the top spot with Revlon ColorStay Overtime Lip.

For the quarter, as expected, the combined market share for Revlon and Almay was
1.4 percentage points lower than the fourth quarter of 2002, largely reflecting comparison to the significant share level achieved in the year-ago period as the Company launched its initial investment to accelerate its growth plan and reconnect with consumers. However, versus the share level of the fourth quarter of 2001, the combined market share for Revlon and Almay was 0.6 percentage points higher.

                                  2004 OUTLOOK

The Company indicated that, building on the momentum established in 2003, it currently expects 2004 full-year net sales growth in the 7% to 8% range and operating margin improvement of approximately 200 basis points. For 2004, the Company indicated that it is currently targeting Adjusted EBITDA of $200 million for the year. Adjusted EBITDA is expected to benefit from enhanced marketing and retail execution effectiveness, improving margins stemming from the Company's initiatives designed to improve efficiencies, category growth of U.S. color cosmetics, exciting new products, incremental retail space, and select price increases. The Company indicated that these factors are expected to benefit results not only in 2004 but also over the long-term.


ABOUT REVLON

Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to become the world's most dynamic leader in global beauty and skin care. The Company's brands, which are sold worldwide, include REVLON(R), ALMAY(R), ULTIMA(R), CHARLIE(R), FLEX(R), and MITCHUM(R). Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com.


INVESTOR RELATIONS CONTACT FOR REVLON:               MEDIA CONTACT FOR REVLON:
MARIA A. SCEPPAGUERCIO                               CATHERINE FISHER
(212) 527-5230                                       (212) 527-5727

                           FOOTNOTES TO PRESS RELEASE

(1)Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, and miscellaneous expenses. Adjusted EBITDA is a non-GAAP financial measure. The Company believes that Adjusted EBITDA is a financial metric that can assist the Company and investors in assessing its financial operating performance and liquidity. The Company believes that Adjusted EBITDA is useful in understanding the financial operating performance and underlying strength of its business, excluding the effects of certain factors, including gains/losses on foreign currency transactions, gains/losses on the sale of assets and miscellaneous expenses. Adjusted EBITDA should not be considered in isolation, as a substitute for net income/(loss) or cash flow from/used for operating activities prepared in accordance with GAAP. Adjusted EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA is defined differently for our credit agreement. Furthermore, other companies may define EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be comparable to EBITDA of other companies.

In the accompanying tables, Adjusted EBITDA is reconciled to net income/(loss) to account for its use as a performance measurement and to cash flow from/used for operating activities to account for its use in assessing liquidity. Net income/(loss) and cash flow from/used for operating activities are the most directly comparable GAAP performance and cash flow measures, respectively.

(2)All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately 70% of the Company's U.S. mass-market dollar volume. All Revlon brand share and consumption data excludes StreetWear.

(3)North America includes the United States and Canada.

(4)The Company believes that net sales excluding growth plan-related returns and allowances is useful in understanding net sales performance excluding the effect of growth plan charges which impacted 2002 significantly and, to a lesser extent, 2003.


                           FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events; the Company's plan to dramatically strengthen its balance sheet by significantly increasing equity and reducing debt through a refinancing plan involving a debt for equity exchange and potential additional equity offerings; and the Company's estimates regarding targeted debt reduction amounts and timing thereof; the Company's belief that its long-term strategies, including the combination of the Company's business-building initiatives and balance sheet strengthening efforts, will strengthen the business and position the Company to deliver strong results in 2004 and achieve its objective of long-term profitable growth; the Company's estimate of total charges associated with its growth plan over the 2002 to 2004 period; and the Company's outlook for 2004, including its expectation that its full-year net sales growth for 2004 will be in the 7% to 8% range with operating margin improvement of approximately 200 basis points, its currently targeting Adjusted EBITDA of $200 million for 2004, benefiting from enhanced marketing and retail execution effectiveness, improving margins stemming from the Company's initiatives designed to improve efficiencies, category growth of U.S. color cosmetics, exciting new products, incremental retail space and select price increases, which factors the Company expects to benefit results not only in 2004 but also over the long-term. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC (which may be viewed on the SEC's website at http://sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays, unexpected costs or the inability of the Company to achieve its planned debt reduction and refinancing; difficulties, delays, or inability or unexpected costs to effectuate long-term strategies which the Company believes will strengthen the business and position the Company to achieve its objective of long-term profitable growth; unexpected costs and charges associated with the implementation of the Company's growth plan; and difficulties, delays, or the inability to achieve its outlook for 2004, including difficulties, delays or the inability of the Company to achieve its net sales expectations, operating margin improvements and Adjusted EBITDA target. Factors other than those listed above could also cause the Company's results to differ materially from expected results.

                         REVLON, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS ENDED                  YEAR ENDED
                                                                   DECEMBER 31,                   DECEMBER 31,
                                                                   ------------                   ------------
                                                               2003          2002             2003           2002
                                                               ----          ----             ----           ----
Net sales................................................     $368.5        $212.6         $1,299.3       $1,119.4
Cost of sales............................................      137.3         153.3            501.1          503.7
                                                           ---------     ---------        ---------      ---------
   Gross profit..........................................      231.2          59.3            798.2          615.7
Selling, general and administrative expenses.............      189.6         191.8            770.9          717.0
Restructuring costs......................................        5.1           4.3              6.0           13.6
                                                           ---------     ---------        ---------      ---------
Operating income (loss).................................        36.5        (136.8)            21.3         (114.9)
                                                           ---------     ---------        ---------      ---------
Other expenses (income):
   Interest expense......................................       46.0          40.6            174.5          159.0
   Interest income.......................................       (1.2)         (0.9)            (4.3)          (3.5)
   Amortization of debt issuance costs...................        2.3           1.9              8.9            7.7
   Foreign currency (gains) losses, net..................       (1.8)         (1.6)            (5.0)           1.4
   Loss on sale of brand and facilities, net.............          -             -                -            1.0
   Miscellaneous, net....................................        0.4          (0.1)             0.5            1.2
                                                           ---------     ---------        ---------      ---------
   Other expenses, net...................................       45.7          39.9            174.6          166.8
                                                           ---------     ---------        ---------      ---------

Loss before income taxes.................................       (9.2)       (176.7)          (153.3)        (281.7)

Provision for income taxes...............................        3.4           2.7              0.5            4.8
                                                           ---------     ---------        ---------      ---------

Net loss.................................................     $(12.6)      $(179.4)         $(153.8)       $(286.5)
                                                           =========     =========        =========      =========
Basic and diluted net loss per common share*.............     $(0.18)       $(3.36)          $(2.47)        $(5.36)
                                                           =========     =========        =========      =========
Weighted average number of common shares outstanding:
   Basic and diluted*.................................... 69,806,060    53,461,796       62,327,726     53,461,796
                                                          ==========    ==========       ==========     ==========

* - DURING THE SECOND QUARTER OF 2003, THE COMPANY COMPLETED THE RIGHTS OFFERING. ACCORDINGLY, THE BASIC AND DILUTED NET LOSS PER COMMON SHARE AND THE WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING FOR PERIODS PRIOR TO THE RIGHTS OFFERING REFLECT ADJUSTMENT FOR THE IMPLICIT STOCK DIVIDEND INCLUDED THEREIN AND FOR PERIODS SUBSEQUENT TO THE RIGHTS OFFERING, REFLECT THE IMPACT OF THE ADDITIONAL SHARES ISSUED.

                         REVLON, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)


                                                   DECEMBER 31,   DECEMBER 31,
                    ASSETS                            2003           2002
                                                  -------------  -------------
Current assets:
   Cash and cash equivalents.....................  $   56.5      $    85.8
   Trade receivables, net........................     182.5          212.3
   Inventories...................................     142.7          128.1
   Prepaid expenses and other....................      33.9           41.6
                                                    -------        -------
   Total current assets..........................     415.6          467.8
Property, plant and equipment, net...............     132.1          133.4
Other assets.....................................     158.4          146.6
Goodwill, net....................................     186.1          185.9
                                                    -------        -------
   Total assets..................................  $  892.2      $   933.7
                                                    =======        =======

    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
   Short-term borrowings - third parties.........  $   28.0      $    25.0
   Accounts payable..............................      97.4           92.9
   Accrued expenses and other....................     321.9          379.2
                                                    -------        -------
   Total current liabilities.....................     447.3          497.1
Long-term debt...................................   1,869.5        1,750.1
Other long-term liabilities......................     301.0          325.0
Total stockholders' deficiency...................  (1,725.6)      (1,638.5)
                                                    -------        -------
   Total liabilities and stockholders' deficiency  $  892.2      $   933.7
                                                    =======        =======

                         REVLON, INC. AND SUBSIDIARIES
                    UNAUDITED ADJUSTED EBITDA RECONCILIATION
                             (DOLLARS IN MILLIONS)


                                                                THREE MONTHS ENDED                  YEAR ENDED
                                                                    DECEMBER 31,                    DECEMBER 31,
                                                                    ------------                    ------------
                                                              2003            2002              2003            2002
                                                              ----            ----              ----            ----
                                                                   (Unaudited)                      (Unaudited)
RECONCILIATION TO CASH FLOWS FROM OPERATING ACTIVITIES:

Net cash provided by (used for) operating activities.....   $  17.5         $   (1.4)        $ (166.4)        $ (112.3)

Changes in assets and liabilities, net of
   acquisitions and dispositions.........................       0.2           (149.0)           125.5            (54.3)
Interest expense, net....................................      43.9             39.0            167.1            152.9
Foreign currency (gains) losses, net.....................      (1.8)            (1.6)            (5.0)             1.4
Miscellaneous, net.......................................       0.4             (0.1)             0.5              1.2
Provision for income taxes...............................       3.4              2.7              0.5              4.8
                                                            -------         --------         --------         --------
Adjusted EBITDA..........................................   $  63.6         $ (110.4)        $  122.2         $   (6.3)
                                                            =======         ========         ========         ========
RECONCILIATION TO NET LOSS:

Net loss.................................................   $ (12.6)        $ (179.4)        $ (153.8)        $ (286.5)

Interest expense, net....................................      44.8             39.7            170.2            155.5
Amortization of debt issuance costs......................       2.3              1.9              8.9              7.7
Foreign currency (gains) losses, net.....................      (1.8)            (1.6)            (5.0)             1.4
Loss on sale of brand and facilities, net................        --               --               --              1.0
Miscellaneous, net.......................................       0.4             (0.1)             0.5              1.2
Provision for income taxes...............................       3.4              2.7              0.5              4.8
Depreciation and amortization............................      27.1             26.4            100.9            108.6
                                                            -------         --------         --------         --------
Adjusted EBITDA..........................................   $  63.6         $ (110.4)        $  122.2         $   (6.3)
                                                            =======         ========         ========         ========

                         REVLON, INC. AND SUBSIDIARIES
                            UNAUDITED NET SALES DATA
                             (DOLLARS IN MILLIONS)



QUARTER ENDED DECEMBER 31, 2003:
--------------------------------
                                                                   AS REPORTED
                                        AS            GROWTH         WITHOUT
                                     REPORTED          PLAN        GROWTH PLAN
                                     --------          ----        -----------

North America ....................   $  248.8        $ (8.8)        $  240.0

International ....................      119.7           1.4            121.1
                                     --------        ------         --------
Net sales ........................   $  368.5        $ (7.4)        $  361.1
                                     ========        ======         ========

QUARTER ENDED DECEMBER 31, 2002:
--------------------------------
                                                                   AS REPORTED
                                        AS            GROWTH         WITHOUT
                                     REPORTED          PLAN        GROWTH PLAN
                                     --------          ----        -----------
North America ....................   $  114.7        $  68.8        $  183.5

International ....................       97.9            6.3           104.2
                                     --------        ------         --------
Net sales ........................   $  212.6        $  75.1        $  287.7
                                     ========        =======        ========

YEAR ENDED DECEMBER 31, 2003:
-----------------------------
                                                                   AS REPORTED
                                        AS            GROWTH         WITHOUT
                                     REPORTED          PLAN        GROWTH PLAN
                                     --------          ----        -----------
North America ....................   $  890.6        $  3.3        $    893.9

International ....................      408.7           1.0             409.7
                                     --------        ------         --------
Net sales ........................   $1,299.3        $  4.3        $  1,303.6
                                     ========        ======        ==========

YEAR ENDED DECEMBER 31, 2002:
-----------------------------
                                                                   AS REPORTED
                                        AS            GROWTH         WITHOUT
                                     REPORTED          PLAN        GROWTH PLAN
                                     --------          ----        -----------
North America ....................   $  760.1        $  68.8        $  828.9

International ....................      359.3            6.3           365.6
                                     --------        -------         --------
Net sales ........................   $1,119.4        $  75.1        $1,194.5
                                     ========        =======        ========